Exhibit 99.1

News Release
Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS COMPLETES MICROELECTRONICS MATERIALS

DIVESTITURE TO FUJI PHOTO FILM

NORWALK, CT, December 1, 2004 — Arch Chemicals, Inc. (NYSE: ARJ) reported today that it has completed its previously announced divestiture of the majority of the operations of its Microelectronic Materials business to Fuji Photo Film Co., Ltd. for approximately $160 million in cash. The sales price is subject to a post-closing working capital adjustment.

Arch Chemicals’ Chairman, President and CEO Michael Campbell said, “We are pleased to announce the completion of this transaction. This divestiture supports our strategy to focus our business portfolio and to redeploy resources to pursue growth opportunities in our key growth platform, Treatment Products.”

The transaction included the Company’s microelectronics manufacturing facilities and research and development facilities located in North America, Europe and Asia, and its 49 percent ownership of FUJIFILM Arch Co., Ltd., the Company’s joint venture with Fuji Photo Film Co., Ltd. in Japan. These facilities manufacture and supply a wide range of products — including photoresists, formulated products, polyimides and thin film systems — to semiconductor manufacturers and to flat panel display manufacturers throughout the world.

The Company expects to file an 8-K on December 6, 2004, which will include the unaudited pro forma financial statements related to this transaction.

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Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with manufacturing and customer support centers in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries serve leading customers in their markets with forward-looking solutions to their chemical needs. For more information, visit www.archchemicals.com.

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